AMENDMENT NO. 4 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the ?Agreement?) between DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS and DELAWARE MANAGEMENT COMPANY (the ?Investment Manager?), a series of Delaware Management Business Trust, amended as of the 30th day of November, 2016, lists the funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each fund and the date on which the Agreement became effective for each fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Asia Select Fund
(formerly, Delaware Macquarie Asia Select Fund)
December 1, 2015
0.95% on first $500 million
0.90% on next $500 million
0.85% on next $1.5 billion
0.80% on assets in excess of $2.5 billion
Delaware Global Value Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware Emerging Markets Fund
March 16, 2010
1.25% on first $500 million
1.20% on next $500 million
1.15% on next $1.5 billion
1.10% on assets in excess of $2.5 billion
Delaware International Small Cap Fund (formerly, Delaware Focus Global Growth Fund)
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
Delaware International Value Equity Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
a series of Delaware Management Business Trust

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

By: /s/ David F. Connor
Name: David F. Connor
Title: Senior Vice President

By: /s/ Shawn K. Lytle
Name: Shawn K. Lytle
Title: President and Chief Executive Officer

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